Exhibit 99.1 10 Forest Avenue, Suite 220 Paramus, New Jersey 07652 Tel: 201.342.0900 • Fax: 201.968.0393 www.caprius.com

FOR IMMEDIATE RELEASE

Caprius, Inc. Announces Calling of Special Meeting of Stockholders for
 Pending Merger with Wholly-Owned Subsidiary of Vintage Capital Group, LLC

Paramus, New Jersey--March 10, 2011--Caprius, Inc. (Pink Sheets: CAPI) (“Caprius” or the  “Company”) announced that it will hold a special meeting of stockholders on April 21, 2011 to approve proposals relating to the proposed merger (the “Merger”) between Caprius and Capac Co., a wholly-owned subsidiary of Vintage Capital Group, LLC (“Vintage”).  Caprius stockholders of record of both the outstanding common stock and the preferred stock as of the close of business on March 11, 2011, the record date, will be entitled to vote at the special meeting.

The Merger is subject to approval by the holders of a majority of the Company’s outstanding shares of common and preferred stock as of the record date, voting together as a single class on an as-converted basis, and to customary closing conditions.

Under the terms of the Merger Agreement, holders of Caprius common stock will be entitled to receive $0.065 per share in cash for each share of common stock held as of the effective date of the Merger.  Holders of Caprius Series E Convertible Preferred Stock (“Series E Preferred”) will be entitled to receive $40.625 in cash in exchange for each share of Series E Preferred held as of the effective date of the Merger, which per share consideration represents the common-equivalent consideration for such Series E Preferred based on its conversion ratio of 625 shares of Caprius common stock per share and the per common share merger consideration of $0.065.  Holders of Caprius Series F Convertible Preferred Stock (“Series F Preferred”) will be entitled to receive $6.50 in cash in exchange for each share of Series F Preferred held as of the effective date of the Merger, which per share consideration represents the common-equivalent consideration for such Series F Preferred based on its conversion ratio of 100 shares of Caprius common stock per share and the per common share merger consideration of $0.065.

Vintage is the Company’s senior secured lender.  Through February 28, 2011, Vintage had advanced approximately $5.5 million in cash to the Company, exclusive of an additional $1.97 million of capitalized obligations (including approximately $975,000 of interest) owed to Vintage.  Effective March 8, 2011, Vintage exercised its warrant as to 9,371,243 shares of Caprius common stock, representing approximately 40% of the Company’s voting stock expected to be outstanding as of the record date of the meeting.

Important Additional Information and Where to Find it

Complete information about the special stockholders meeting and the Merger will be set forth in the proxy statement and other materials which the Company will distribute on or about March 17, 2011 to persons who were stockholders on the record date. WE URGE STOCKHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAPRIUS AND THE PROPOSED MERGER.  Upon their distribution, the proxy statement and other materials will be available on the Company’s website at www.caprius.com or by request of Caprius Stockholder Relations at (201) 342-0900. In addition, the proxy statement and other materials will also be available without charge at www.sec.gov.

About Caprius

Caprius is engaged in the infectious medical waste disposal business, through subsidiaries which develop, market and sell the SteriMed and SteriMed Junior compact systems that simultaneously shred and chemically disinfect regulated medical waste using a proprietary, EPA registered, bio-degradable chemical known as Ster-Cid.

About Vintage

Vintage is an investment firm headquartered in Los Angeles, California that was founded in 2000 by highly successful business executive Fred C. Sands.  After establishing and building the Fred Sands Companies into one of the largest real estate and financial services firms in the United States, Mr. Sands successfully sold this business to Coldwell Banker and formed Vintage Capital Group.  Vintage, with a capital base exceeding $150 million, combines decades of investment, operating and management expertise.  Vintage opportunistically invests across a wide variety of industries that may include the purchase of debt and equity securities resulting in either control or minority ownership positions.

Participants in the Solicitation

Caprius and its executive officers, directors and employees may be deemed to be participants in the solicitation of proxies from the Caprius stockholders in connection with the proposed Merger.  Information concerning the interests of these persons in the proposed Merger will be included in the Company’s proxy statement referenced above.  Information about the Company’s executive officers and directors is also available in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which is on file with the SEC.  The Form 10-K is available free of charge at the SEC’s website and from Caprius as described above.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include, without limitation, expressions of “belief,” “anticipation” or “expectations” of management; statements as to industry trends or future results of operations of Caprius, and other statements that are not historical fact.  These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to, general economic and industry factors, technological advances by the Company’s competitors, changes in health care reform, changes to regulatory requirements relating to environmental approvals for the treatment of infectious medical waste, delays in the manufacture of new and existing products by the Company or third party manufacturers, ability to attract and retain customers, challenges to the Company’s intellectual property, the loss of key employees, and the ability to raise additional capital for marketing and manufacturing.

In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the SEC, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available without charge from the SEC and the Company as described above.  All such forward-looking statements are based upon information available to Caprius on the date hereof, and Caprius assumes no obligation to update such information.

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Contact:

Beverly Tkaczenko
Caprius, Inc.
(201) 342-0900